Pricing Supplement Dated November 1, 2010				Rule 424 (b) (3)
(To Prospectus Dated May 24, 2010)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.25%

Effective Dates:	11-01-2010	through	11-07-2010